Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated February 20, 2018 on the consolidated financial statements as of and for the years ended December 31, 2017 and 2016, and our report on internal control over financial reporting as of December 31, 2017, which appear in the annual report on Form 10-K of NorthWest Indiana Bancorp, and to the reference to our Firm under the caption “Independent Registered Public Accounting Firm, Independent Auditors, and Experts” in the Prospectus.

/s/ PLANTE & MORAN, PLLC

Chicago, IL
October 23, 2018